UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2008

DiamondRock Hospitality Company

(Exact name of registrant as specified in charter)

Maryland	001-32514	20-1180098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 800 Bethesda, MD (Address of Principal Executive Offices)	20817 (Zip Code)

(Registrant’s telephone number, including area code):  (240) 744-1150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

During 2007, the Compensation Committee of our Board of Directors evaluated, with the assistance of its independent compensation consultant (Frederic W. Cook & Co. Incorporated), the effectiveness of our equity award program.  The Compensation Committee was concerned that our existing equity award program lacked adequate incentives for our executives to increase, over the long-term, the total shareholder return.  After its evaluation, the Compensation Committee concluded that a program comprised solely of restricted stock lacks what some refer to as “leverage”, namely such a program would require the grant of an unreasonably large number of shares of restricted stock in order to create significant changes in value in the event that the value of DiamondRock’s stock declines or increases.  For example, in 2007, we issued an aggregate of 180,555 shares to our five executive officers and in order to create (or destroy) $1 million of value for these executives, our stock would have to increase (or decrease) by over $5.50 per share, a change of 37% from the closing stock price as of December 31, 2007.  In addition, the Compensation Committee was concerned that a program comprised solely of restricted stock would still deliver considerable value to the executives even if the value of the stock decreases.

The Compensation Committee concluded that an equity program should create significant incentives to maintain our dividend as well as provide a leveraged return on increases in our stock price but penalize the executives if there is a decline in our stock price, while being an efficient use of shares. Our Compensation Committee studied a number of different potential equity programs, including utilizing performance-based vesting of restricted stock (which would vest different amounts of restricted stock based on the Company’s ability to achieve different relative or objective metrics).  The Compensation Committee concluded that a performance-based restricted stock program that utilized an objective test (such as a targeted change in EBITDA or FFO over some period of time) was inappropriate in a highly cyclical industry such as lodging as there is too high a probability that the lodging cycle, as opposed to the actions of management, could lead to a disproportionately large windfall or unfair loss of all equity.  In addition, a performance-based restricted stock program that utilizes a relative test against our peers is also inappropriate as there are only a few public lodging focused real estate investment trusts similar in size to ourselves so the sample size is statistically insignificant, potentially leading to unexpected results.  The Compensation Committee concluded that its goals were best met by issuing awards comprised of a blend of stock-settled Stock Appreciation Rights (SARs), Dividend Equivalent Rights (DERs) and restricted stock.

The SARs may be exercised, in whole or in part, at any time after the instrument vests and before the tenth anniversary of its issuance. Upon exercise, the holder of a SAR will receive a number of shares of our common stock equal to the positive difference, if any, between the price of our common stock on the New York Stock Exchange at the time of the exercise compared to the “strike price”, which is the closing price of our common stock on the New York Stock Exchange at the close of business on the day the SARs were granted, divided by the price of our common stock on the New York Stock Exchange at the time that the holder exercises his or her SAR.

Under our new equity program, we are issuing one DER for each SAR. A DER will entitle the holder to the value of the dividends issued on one share of common stock.  No dividends will be paid on a DER prior to its vesting, but upon vesting, the holder of each DER will receive a lump sum equal to all of the dividends paid on a share of common stock from the date the DER was granted to the date the DER vested.  After vesting, the holder of each DER will receive a cash payment equal to the value of the dividends paid on a share of common stock at the same time dividends are paid to our common shareholders.  The DER will terminate on the earlier of the 10th anniversary of the grant of the DER or the date that the corresponding SAR is exercised.

The Compensation Committee, at its meeting on February 27, 2008 voted to issue these awards at the earliest possible date under our stock trading policy, following the release of our 2007 earnings.  We released our earnings on Thursday February 28, 2008 after the close of trading on the New York Stock Exchange and under our policies, the first open window for our associates to buy or sell our stock was Tuesday March 4, 2008.  The strike price of the SARs was set at $12.59, the closing price of our stock on the New York Stock Exchange on March 4, 2008.

On March 4, 2008, we issued awards to our five most senior officers, 50% of the value of which was comprised of Restricted Stock and 50% of the value was a combination of one stock settled SAR and one DER.  For the foreseeable future, we currently intend to issue similarly constructed awards each February or March.  The Company engaged

Towers Perrin to value the SARs and DERs as of March 4, 2008.  The five senior most executives received the following awards:

	Restricted Stock		SARs		DERs
	Value in Dollars	# of Shares	Value in Dollars	# of SARs	Value in Dollars	# of DERs
William W. McCarten	$750,000	59,571	302,492	113,293	447,508	113,293
John L. Williams	$425,000	33,757	171,412	64,199	253,588	64,199
Mark W. Brugger	$425,000	33,757	171,412	64,199	253,588	64,199
Michael D. Schecter	$250,000	19,857	100,831	37,764	149,169	37,764
Sean M. Mahoney	$137,500	10,921	55,457	20,770	82,043	20,770

The foregoing description of the SARs and DERs are qualified in their entirety by the full terms and conditions of the severance agreements, a form of which is filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

See Index to Exhibits attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Date: March 6, 2008	By:	/s/ Michael D. Schecter
Michael D. Schecter
Executive Vice President, General Counsel and
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1 10.2	Form of Stock Appreciation Right Form of Dividend Equivalent Right